Exhibit 99.3

Rosetta Stone Inc.
Fourth Quarter 2009 Conference Call
Prepared Remarks and Transcript of Questions and Answers
February 25, 2010, 4:30 pm ET

Prepared Remarks

Chris Martin — Investor Relations

Thank you, Operator. Good afternoon and thank you for joining us today for Rosetta Stone’s fourth quarter 2009 earnings conference call. This afternoon’s conference call is being recorded and will be available for replay on Rosetta Stone’s Investor Relations homepage at investors.rosettastone.com.

With me on today’s call are Tom Adams, our President and CEO, and Brian Helman, our Chief Financial Officer. Tom will open this afternoon’s call with a review of the quarter’s highlights and then Brian will provide financial details and guidance for the first quarter and full year 2010. We will then open the call to questions.

During this conference call and the question and answer session we will be making projections, providing revenue and earnings guidance and other forward looking statements under the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of risks and uncertainties that could cause actual performance and results to differ materially from those discussed in the forward-looking statements. Important factors relating to our business, including factors that could cause actual results to differ from our forward-looking statements, are described in our filings with the SEC. These statements are made only as of today and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results. A few administrative notes related to some of the metrics we will provide today. During the call we will provide non-GAAP financial measures as additional information regarding our operating results. These non-GAAP measures exclude the amortization of acquired intangibles, stock-based compensation, IPO related compensation expense and fees associated with a canceled secondary stock offering. We will also provide total sales bookings, which is sales irrespective of any deferred revenue; operating EBITDA, which is adjusted EBITDA plus deferred revenue; adjusted EBITDA, which excludes stock-based compensation, IPO related expense and fees associated with a canceled secondary stock offering. These measures are not in accordance with, nor an alternative for GAAP and may be different from the other non-GAAP measures used by other companies.

Rosetta Stone believes that the presentation of these non-GAAP financial measures provides useful information regarding additional financial and business trends relating to the company’s financial condition and results of operations. Reconciliation of GAAP and non-GAAP has been provided in today’s earnings press release, which is available on the investor relations section of our website at investors.rosettastone.com. You can also find a copy of our earnings press release as well as additional supplemental financial information under the “Most Recent Earnings Announcement” section of the investor relations homepage.

At this time, I will turn the call over to Tom Adams. Tom?

Tom Adams — Chief Executive Officer

Thanks, Chris, and thank you all for joining us this afternoon.

We’re extremely pleased to report our fourth quarter results, including record revenues and earnings that highlight the underlying strength of the Rosetta Stone brand and the continued demand for our innovative language-learning solutions.

Our strong performance was driven by success in all of our markets. Our Consumer business delivered excellent results on the back of record demand, including unit volume that was 13% above the fourth quarter of last year. And while US Consumer channels turned in a solid performance, we experienced dramatic growth internationally, and we now believe that we have reached an important inflection point in this aspect of the business. Our US Institutional business also continued its trend of robust growth. Our fourth quarter results helped us achieve record Adjusted EBITDA for the year of $48.7 million, which is a 34% increase over last year and record free cash flow of $32.7 million, which is a 189% increase on last year. We ended the year with more than $95 million of cash on hand with no debt.

As we look forward and begin a new year, we’re taking advantage of our positive momentum and making investments that will extend our industry leadership and drive future growth. In particular, in the second half of the year, we plan to launch significant product platform innovations to dramatically improve the Rosetta Stone experience, as well as allow us to better address more segments in the language learning market. We will also continue to scale our capabilities internationally, as we see these markets contributing a growing proportion of our revenues going forward. We anticipate that International will represent approximately 13% to 15% of our total revenue in 2010, up from 8% in 2009.

Before telling you more about these product and international initiatives, allow me to first go through the highlights of the fourth quarter and full-year 2009.

For the fourth quarter, total global revenue was $78.3 million, representing 18% growth over last year. This was Rosetta Stone’s highest quarterly revenue ever, $11 million more than the record results reported in the third quarter. Full-year revenue was $252.3 million, representing a 20% increase over 2008.

We saw record earnings growth as our fourth quarter non-GAAP EPS increased 85% year on year to $0.61 per share. Our full-year 2009 non-GAAP EPS was $1.38, which represents a 39% increase over 2008.

Adjusted EBITDA for the quarter grew more than 80% to $21.4 million, as compared to $11.6 million in the fourth quarter of 2008. Our full-year 2009 Adjusted EBITDA was $48.7 million, a 34% increase over 2008.

As I mentioned earlier, we generated record free cash flow in the quarter of $23.6 million, which was 714% higher than the $2.9 million of free cash flow we generated in Q4 2008. For the full year, we generated free cash flow of $32.7 million, which was 189% higher than the $11.3 million of free cash flow we generated during 2008.

Going behind these numbers, our global Consumer business delivered strong revenue growth, without significant increases in sales and marketing expenses. Fourth quarter revenues in Consumer were $65.1 million, a 16% increase over the fourth quarter of 2008, on the back of sales of 190,000 units — a 13% increase — besting our previous highest quarter. Sales on our website and through our call centers reflected enthusiastic demand, stimulated by our leading brand position and an integrated seasonal campaign. In the retail environment, including our own kiosks and our retail partners, we also achieved solid results, driven by strong year-on-year sell-through rates at our expanded 2,500 points of retail distribution at Barnes and Noble, Borders and Apple Stores.

While we grew the number of kiosk locations significantly during the first nine months of 2009, we closed 30 underperforming locations in the US, after the holiday season — as we had said we would do in our third quarter report. And we ended the year with 201 US locations and a total of 242 kiosk locations worldwide. This end of year closing of kiosks is consistent with our practice in prior years, which involves evaluating our kiosks and pruning those that are not meeting expectations. Indeed, the kiosk program is a key competitive advantage for Rosetta Stone, as it serves as a marketing vehicle as well as a point of sale — providing us with an opportunity to demonstrate our difference to prospects and promote our brand. We remain enthusiastic and committed to this channel.

Our Institutional business had another strong quarter as Institutional revenue was $13.2 million, representing 29% year-over-year growth. While there was growth across all of our verticals, we saw particular strength in our Corporate business, due to strong upgrade renewals and our increased focus on key activity metrics. In the fourth quarter, 58% of our total Institutional revenue was from online subscriptions, as compared to 42% for the same period last year. We believe that an increasing percentage of our sales in this channel will be based on annual subscriptions as we move to migrate more institutional customers to an online platform where there is opportunity for recurring revenue.

Notable new customers were added during the fourth quarter, including Avnet and the US Attorney’s Office, while we also renewed and expanded our relationships with existing customers such as Pitney Bowes, the US Air Force, and the University of Denver.

Our International business achieved significant growth during the quarter. International revenue grew 76% over the third quarter of 2009 and more than 160% from the fourth quarter of 2008. International accounted for 11% of our revenue in the fourth quarter, up from 5% last year.

We are growing our brand recognition rapidly and have developed several scalable, profitable commercial channels in the UK, Japan, and Korea. Based on our sales and marketing success in several markets and our superior technology-enabled solutions, we are very confident that we will continue to grow market share worldwide.

Our strong finish to 2009 gives us a good foundation for attacking the opportunities before us in 2010. This year, we intend to focus on two key areas of investment to extend our industry leadership and drive future growth:

1.               We plan to launch significant product platform innovations that will have greater appeal, with a wider range of price points and more targeted to differing language-learning aspirations.

2.               We will continue to scale our capabilities internationally, as we see these markets contributing a growing proportion of our revenues going forward.

Allow me to take a moment and describe in more detail these two principal initiatives, starting with our planned platform innovation.

Product Platform Innovation

In order to broaden our offering and make our customers have even greater language learning success, we will be releasing in late Q3, a new version of our core offering called Rosetta Stone® Version 4 TOTALeTM. It will combine the best of our locally installed software solution with our TOTALe related online socialization features. We’ll also introduce a new iPhone/iPod Touch playable Speech practicing companion as an ancillary part of this exciting new offering. Version 4 TOTALe is an integrated technology enabled immersion experience that is built on our successful experience with TOTALe online over the past 7 months. Version 4 TOTALe will be sold in Level increments in all our channels in the US and will replace Version 3 as it is rolled out. And at only a slight premium to the current Version 3 software, Version 4 TOTALe will represent an even more compelling value and we expect it to be highly disruptive in the industry.

Clearly, by having had TOTALe online in the market since its release in August 2009, we have been able to observe how users engage with the expanded features and services. And we have been able to validate the efficacy of the approach. TOTALe learners have higher satisfaction and better outcomes than current Version 3 software learners despite TOTALe online currently having a much higher price point.

As a complete solution, Version 4 TOTALe will enable customers to learn with our award winning Dynamic Immersion based software, which they will be able to access in perpetuity, while also getting duration based access to online conversation coaching and peer to peer language learning games. Customers will also have the benefit of reinforcing their language learning on the go, either with audio companion activities on their iPod or some Speech activities on their iPhone or iPod Touch. The full experience is powerful and success filled.

In conjunction with the overall Version 4 TOTALe launch, we are also planning to release an introductory offering (much smaller than a Level 1) at a sub-$180 price point, in order to enable a new segment of learners to experience Version 4 TOTALe.

We will share with you the specific price points for Version 4 TOTALe as we get closer to launch in the second half of the year, but we expect these significantly enhanced offerings to be priced only slightly above our current Version 3 products, making them affordable for the consumer.

No doubt, this new offering will result in higher Costs of Sales as we provide new and more extensive services. However, we believe that we will be able to capture revenue growth that more than makes up for this increase in costs.

In addition to the general value of delivering more language learning success for our customers, we believe that there will be 5 long term economic benefits for us,

1.               We expect to capture some more value up front from customers as they appreciate the increased benefits that Version 4 TOTALe comprises.

2.                    We also anticipate realizing increased customer lifetime value, with pro-active, service oriented customer relationships post-sale.

3.                    We believe that Version 4 TOTALe will help us win over more of those who today choose to attend brick-and-mortar classrooms — as they demand social interaction in their language training — and such services will now be available online with Version 4 TOTALe.

4.                    Over time, we believe self-directed learners will come to expect learning solutions to include a high-quality, live-coaching component — and our early adoption of such services will give us an important competitive advantage.

5.                    We expect that as customers have more language learning success, they will tell their friends and their recommendations will turn into unit growth over time.

As such, we expect Version 4 TOTALe to be accretive to our economic profitability, even as we provide outstanding service to our customers and provide a more effective learning solution.

Perhaps, I should note that the extension and expansion of the lifetime value of our customer relationships will not happen overnight. But still, 2010 will mark our decisive move towards this preferred customer oriented paradigm.

While we believe that the introduction of Version 4 TOTALe will increase Rosetta Stone’s profitability and strengthen our overall business over time, there are accounting implications to be considered, as well as some one-time charges that will particularly affect the second and third quarters of this year, as we make this transition to more compelling products and a more value-creating business model. Brian will discuss these accounting considerations shortly.

Ultimately, this offering transition will move us further towards changing how people learn languages and will attract more people to engage with the brand, and accordingly, we will reinforce the company’s position and long-term prospects.

As I mentioned, in addition to launching Version 4 TOTALe in the second half, we are also developing a stand-alone iPhone/iPod Touch application to be released in the second half of this year that will appeal to an emerging part of the market and provide travelers with a sub-2 hour learning experience in a new language.

This iPhone/iPod Touch application, which we refer to as: “Rosetta Stone Mini,” will carry a much lower price point than even our prospective Version 4 TOTALe introductory offering. It will create new market opportunity for us by targeting business travelers and tourists that are just looking to know a few words and expressions in a language. Importantly, it will provide a low cost opportunity to engage with the Rosetta Stone brand and try the Dynamic Immersion method and have some real learning success, even if it is limited in scope. Our hope is that many of these users will experience and recognize the superior Dynamic Immersion method and come to represent a fertile opportunity for subsequent Version 4 TOTALe selling efforts.

To showcase our new offerings and provide more color around the economic opportunity that we think that they represent, we will be hosting an Analyst Day in the Spring.

Continuing to Scale our Capabilities Internationally

In addition to broadening our product portfolio and re-configuring our customer relationship management to drive a broader array of solutions through our growing platform, we will accelerate Rosetta Stone’s international expansion in 2010. Building on the successful momentum established over the past six months, we plan to significantly expand our operations in Japan, Korea, Germany and the UK. We expect to continue to expand kiosks and in-store demonstration, and to grow and optimize our advertising, even as we prepare for the launch of new offerings, including an English speaking skill remediation offering that we plan to make available in 2011.

We believe that our International business will come to represent approximately 13 to 15% of our total revenue in 2010, up from 8% in 2009 and 5% in 2008. This sets us on course to achieve our target of having 30 to 50% of our business outside the US by 2014.

While we expect top-line growth internationally to be very strong in 2010, it is important to note that we intend to reinvest all international profits back into scaling our international operations this year. As Brian will discuss, this will affect our aggregate sales and marketing expenses as a percentage of total global sales. We believe that the benefits from investing in our international distribution and marketing system will yield significant returns in 2011 and beyond.

In summary, we’re extremely pleased with our record performance in the fourth quarter and full- year 2009. As we begin 2010, we believe our prospects have never been better: International is growing rapidly; our institutional sales remain robust; and, our US consumer business is producing solid results. We’re launching a significant product platform innovation in the second half of the year, and we’re scaling our capabilities internationally.

By continuing to disrupt our industry and creating new value for language learners, we believe we will position the company for long term success and accordingly create shareholder value.

With that I’ll turn the call over to Brian to discuss the accounting considerations related to the new offering, as well as our first quarter and 2010 guidance.

Brian Helman — Chief Financial Officer

Thank you, Tom.

As Tom mentioned, we generated record revenue of $78.3 million during the fourth quarter. Consumer revenue grew by 16%, driven by a 13% increase in unit volume as a result of solid demand from US consumers and rapidly accelerating international growth. Our aggregate average sales price per unit increased by 3% during the quarter, however, we grew our ASPU by 7% in our direct channels, which was offset by increased volume through our indirect retail channels. Our institutional business also continued its strong growth trend as revenue grew by 29%.

We generated record earnings during the quarter as non-GAAP net income for the fourth quarter was $0.61 per share, an 85% increase from the prior year. GAAP net income for the fourth quarter was $0.58 per share, a 100% increase from 2008.

Adjusted EBITDA for the fourth quarter was $21.4 million, up 84% from the prior year. Our 27% Adjusted EBITDA margin for the quarter represents the highest quarterly margin in the company’s history and a 10-percentage-point improvement over the fourth quarter of last year.

Turning to our balance sheet, we ended the quarter with $95.2 million in cash and cash equivalents as we generated record cash flow in 2009, with $41.2 million in cash flow from operations and $32.7 million in free cash flow.

Gross margins for the quarter were 86.9%, which is up approximately half a percentage point from the fourth quarter of last quarter.

Sales and marketing expenses were $31.9 million for the quarter, or 41% of revenue, which is approximately 1.4 percentage points lower than the fourth quarter of the prior year. This represents the greatest amount of sales and marketing leverage that we have ever achieved in our history.

Research and development expenses were $5.2 million for the quarter, which represents a 2% increase over the prior year.

General & administrative expenses for the quarter were $12.2 million, which represents an 8% reduction from the prior year.

In terms of our results for the full year, total revenue was $252.3 million, up 20% from last year. Non-GAAP net income was $1.38 per share, which represents a 39% increase over 2008. GAAP net income for full year 2009 was $0.67 per share, which includes the $18.8 million, or $0.60 per share, charge associated with the IPO related stock grant. Our Adjusted EBITDA for the year was $48.7 million, which is up 34% from the previous year.

Despite the global economic challenges and our significant investments in product, international expansion and infrastructure, we grew our Adjusted EBITDA margin to 19% in 2009, up from 17% in 2008.

Our effective tax rate for 2009 was 35%.

Rosetta Stone Version 4 TOTALe Development and Launch — Investments and  Accounting Impact

Before I discuss our guidance for the first quarter and full-year 2010, I wanted to take a few minutes to review the investments and accounting impact related to the development and planned launch of Rosetta Stone Version 4 TOTALe.

As Tom mentioned, our Version 4 TOTALe solution will combine a perpetual license for Rosetta Course, our traditional language learning software application, with a time-based subscription to our on-line services, RosettaStudio and RosettaWorld. As a result, we will defer a portion of each TOTALe sale related to the online services component of the bundled solution. The deferred amount will be recognized as service revenue over the subscription term.

Although, as Tom noted, we have not finalized the price points for the bundled solutions, we expect to defer between 20 to 25% of the total sales price. We expect that subscription terms will range from 1 to 15 months depending on the numbers of level included in the set, and the average term will be approximately 9 months.

Finally, the majority of our Version 3 standalone perpetual license products will no longer be offered upon the release of Version 4 TOTALe.

In order to facilitate the launch of Version 4 TOTALe across all of our US sales channels, we are introducing new packaging as well as investing in a broad marketing campaign to drive significant consumer awareness. As a result, we expect to incur approximately $4.5 million in additional costs related to market launch activities, of which we anticipate that approximately 40% will be incurred in the second quarter, with the balance to be incurred in the third quarter of this year. We also expect to incur approximately $3.0 million in obsolescence charges related to our Version 3 inventory, which is expected to be recorded in the second quarter.

In addition, the enrollment in our online services will grow dramatically upon the release of Version 4 TOTALe. As such, we plan to expand our staff of conversational coaches and customer support employees. We anticipate that our total gross margins will be approximately 83% to 84% of revenue once we are live with this offering. We plan to begin expanding the staff several months prior to release.

We also expect that R&D expenses for 2010 will increase throughout the year as we expand our development teams to support our Version 4 TOTALe release along with our other key development initiatives.

Finally, as Tom mentioned, the revenue growth in our international businesses is accelerating as a result of greater marketing investments and returns. We are planning to reinvest our excess international marketing returns in order to continue expanding our market share within both Europe and Asia. Although we are expecting our US sales and marketing returns to be consistent with 2009, we anticipate that our overall sales and marketing expenses as a percentage of revenue will increase in 2010 as we accelerate our international penetration and defer a portion of our US consumer sales upon the release of Version 4 TOTALe.

First Quarter and Full-Year 2010 Guidance

I would now like to review our guidance for the first quarter and full-year 2010.

Since a material portion of our sales are expected to be deferred once Version 4 TOTALe is introduced, we believe that Adjusted EBITDA will no longer represent a meaningful performance metric for the company as it does not fully reflect the cash economics of our business. As a result, we are introducing a few new metrics to provide more relevant measures of our financial performance. We will now be providing guidance on sales bookings and Operating EBITDA, which represents Adjusted EBITDA plus the change in deferred revenue.

We expect full year 2010 revenue in the range of $286 million to $299 million, with sales bookings of between $310 million to $325 million. We anticipate that international will represent approximately 13% to 15% of revenue in 2010. We expect Operating EBITDA for the year to be between $58.0 million and $65.0 million.

While, as I said, Adjusted EBITDA will no longer be a relevant performance metric going forward, we are providing our expected Adjusted EBITDA for 2010 as point of reference for the full year only. Our estimates of Adjusted EBITDA and earnings per share are based upon our current expectations of Version 4 TOTALe pricing, subscription terms and revenue deferrals.

As such, we expect Adjusted EBITDA of between $34 million to $39 million and non-GAAP diluted net income in the range of $0.90 to $1.00 per share. We expect GAAP diluted net income of $0.78 to $0.88 per share. These amounts include approximately $6.0 million, or $0.18 per share, in litigation expenses related to our previously disclosed lawsuit seeking to prevent Google from infringing upon Rosetta Stone’s trademarks. The trial has been scheduled for May, and as you would normally expect, our litigation expenses are accelerating in preparation for the trial.

For the year, we are using 21.5 million weighted-average shares outstanding. Finally, we expect that our effective tax rate for 2010 will be between 35% and 38%. Our effective tax rate may vary on a quarterly and annual basis depending on the international contribution to taxable income.

Looking at the first quarter of 2010, we expect revenue in the range of $58 million to $60 million, with sales bookings of approximately the same amount. We expect Operating EBITDA for the first quarter to be between $3.1 million and $3.6 million. Non-GAAP diluted net income is expected to be in the range of $0.07 to $0.09 per share. We expect GAAP net income of $0.04 to $0.06 per share. These amounts include approximately $4.0 million, or $0.12 per share, in expenses related to the legal action against Google. For the quarter, we are using 21.2 million weighted-average shares outstanding.

As a reminder, you can find additional, detailed information related to the accounting impact, including the deferral of sales, on the slide presentation that we have posted on our investor relations website. And, as we have in the past, we have also posted a supplemental information worksheet on our website.

With that, we will turn it over to the operator to begin the Q&A session. Operator?

Tom Adams — Chief Executive Officer — Closing remarks

Allow me to thank everyone again for joining today’s call.

As we’ve said, we’re very pleased to report these record results and are excited about the prospects for the company both here and abroad in 2010. We’re clearly moving towards being a truly global technology leader in the very large language learning market.

This year should be great for our customers as we roll out new offerings in both institutional and individual settings and take the learning experience to another level — one where we are delivering an unparalleled, technology-enabled immersion experience.

To Rosetta Stone employees listening to today’s call: Thank you for your tremendous work in 2009. I am very proud of the progress we all achieved in the past year, driven by the overriding goal of serving customers exceptionally, which, in turn, creates shareholder value.

And with that, let me wish everyone a pleasant day. Thank you for your interest.

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Question and Answers

Operator

(Operator Instructions) We’ll go first to Suzi Stein with Morgan Stanley.

Suzi Stein - Morgan Stanley - Analyst

Hi. I had a couple questions. Your international forecast of 13% to 15% of revenues for 2010 seems very conservative given that you’re at about 11% in Q4. I’m just curious why with all the growth you’re expecting you’re not expecting not to be more for next year.

Tom Adams - Rosetta Stone Inc. - President, CEO

Yes. So nice to talk to you, Suzi. So, clearly we had very strong growth in international this past quarter and I think that as we work with the teams in 2010 we’re focusing them not just on growth but on building very solid foundations for further growth in outer years and so while you may feel it’s conservative, we’re working with the teams there and I think that we feel very good about that number. Clearly, they’re performing extremely well and we expect them to continue to do well not just this year but in future years.

Suzi Stein - Morgan Stanley - Analyst

Okay. Can you maybe get into a little bit more detail in terms of how you’re doing in the individual markets internationally?

Tom Adams - Rosetta Stone Inc. - President, CEO

We don’t break down by countries, but what I would say is that Asia is doing particularly well and the growth in Japan and Korea has been extremely strong.

Suzi Stein - Morgan Stanley - Analyst

Okay. Kind of separately I’m just curious, the guidance that you gave back in November obviously was before the holiday selling season, but what changed? I mean, where did you see the biggest surprise and maybe were the kind of leading indicators of the holiday season different this year than what you’ve seen in the past because the numbers were obviously pretty good for the quarter?

Tom Adams - Rosetta Stone Inc. - President, CEO

Yes. So what I would say is clearly when we give guidance it’s the best estimate that we can give at the time and the Q4 ended much stronger than it started and I think that the business just started picking up a week or two after the last earnings call and quite frankly I think the international was a part of the business that performed really well ahead of what we expected and they’ve been doing excellent work over the past year in trying to build a strong foundation for strong execution and profitable and scalable growth and it just took off at about that time.

Suzi Stein - Morgan Stanley - Analyst

Okay. Great job on the quarter. Thank you.

Tom Adams - Rosetta Stone Inc. - President, CEO

Thank you.

Operator

From Barrington Research we’ll go to Jack Hain.

Jack Hain - Barrington Research - Analyst

Hi, guys. First of all, congratulations on the quarter, really good numbers. Want to go back to that 13% to 15% of international in 2010. Tom, I know you said you’re not going to break it out by country, but could you just add some color as to what your channel strategy is there? I that know most of the growth so far has come from kiosks. Is that what you expect going forward?

Tom Adams - Rosetta Stone Inc. - President, CEO

Yes. So actually it’s much more diverse now, the growth, and we’re getting growth across all areas of our consumer business in those markets. We’re also sort of seeing some early institutional deals that are encouraging, but we have TV advertising in those markets that’s generating good results for us and so those are very scalable drivers for us. So that allows us to feel very confident about our growth going forward.

Jack Hain - Barrington Research - Analyst

Okay. And it seems like this plan for Version 4 TOTALe has probably been in the works for a long time. One of the things that did catch me by surprise was the iPhone app, the Rosetta Stone Mini. Now you mentioned in the prepared remarks that this was going to be an ancillary product to the Version 4 offering. Is it also going to be available for stand alone purchases?

Tom Adams - Rosetta Stone Inc. - President, CEO

Yes. So to be clear, we are releasing this Version 4 TOTALe offering which includes an ancillary speech practicing application that runs on the iPhone or the iPod Touch and that will just be bundled together with the socialization as well as the sort of software and the learning tools that you get within the sort of overall course. We’re also going to do another product that’s separate from this which is what I’m referring to as Rosetta Stone Mini which will be a sort of crash course. So it’s just two hours. It will be an application that will help you learn some words, some expressions in the language, but the vision behind that product is really that there are a lot of people out there who may not want to learn a language fully but they do want to learn some basic words before they go to another country, and they’ll — now, once we’ve released this and we’re only releasing it in a few languages initially, they’ll have a way to learn some words and expressions which can make them feel more confident when they’re traveling. One of the powerful benefits from that product strategy is not just that we sort of have a new product to sell, but obviously we engage a much larger number of people through an offering like that and we would expect to be able to engage those people more deeply and encourage some of them to sort of trade up to a Version 4 TOTALe which would have a much higher price point, but I think part of the opportunity for us is to have more offerings for more different needs in the language learning space that’s very consistent with how we’ve always understood the market. So this are clearly people who want a very offering and very best offering, very serious about their language learning endeavor and there are people that are more price sensitive and they only need a little bit and so we’re really trying to stretch along the demand curve but do so in a way that only elevates the brand and avoids risks of cannibalization and so forth. So we’re really, really excited about this expansion in our offerings.

Jack Hain - Barrington Research - Analyst

Any idea on pricing on mini app?

Tom Adams - Rosetta Stone Inc. - President, CEO

I mean it will clearly be priced at a price point that’s much lower than the price points that we’ve historically been operating in. We have not — we’re not in a position at this time to sort of disclose that.

Jack Hain - Barrington Research - Analyst

Okay. All right. I’ll hop back in queue. Thank you.

Chris Martin - Rosetta Stone Inc. - IR

Next question, Operator?

Operator

Yes. We’ll move on to Mark Marostica with Piper Jaffray.

Mark Zgutowicz — Piper Jaffray - Analyst

Hi. It’s actually Mark Zgutowicz for Mark Marostica. Can you just give us an idea how many subscribers you have today in TOTALe and where you expect you’ll be at the end of the year as well as what type of capacity you have today and sort of how much you’re building throughout the year to handle capacity subscriptions?

Tom Adams - Rosetta Stone Inc. - President, CEO

Yes. That’s a great question. So I think one of the great things about releasing TOTALe in 2009 was that it gave us a way to stress test a very challenging operating environment. We’ve actually found that it’s been very successful. We’ve, as consistent with our calls, we’re not sort of talking about how many people have used TOTALe, but it’s a large number and it’s given us great insight into how people use it, which activities they exercise in most and we’ve been able to test for satisfaction with the offering. You’ll remember that it has a much higher price point than what we would be rolling out with Version 4 TOTALe, but still at much higher price point people are very satisfied, more satisfied than with Version 3 and we’ve also done a third-party efficacy testing to see if the outcomes improve as we expect and actually people use it more than version three and they get further along and satisfaction is very high. So that’s really what’s made us so confident about making this the default, and in terms of scaling our service operations, there’s a very detailed plan that’s being worked on and that’s been developed over the past several months. They are still putting finishing touches to it. We have a solid plan for coming together on how to scale that. So we wanted to properly understand the environment and then once we had done that we plan to expand this because this delivers better results for learners and ultimately we think that that’s going to be very beneficial to us and the brand and our overall profitability in the long run.

Mark Zgutowicz — Piper Jaffray - Analyst

Okay. That’s helpful. Can you sort of quantify or maybe just give us some sense of how you look at the cannibalization of this on your core business, how you’re thinking about that and maybe quantify that in some way.

Tom Adams - Rosetta Stone Inc. - President, CEO

There’s no cannibalization from the Version 4 TOTALe. It will be accretive to the business. There is a starter offering that we will be introducing and we will do it in a select basis to make sure that it is the right strategy, but we want to try to reach further down to give more people the opportunity to try this new offering and once people try it, this new platform will have within the product ways for people to add levels, ways for people to extend their subscription to some of the socialization components and so we’ve worked very, very hard over the past several months trying to define all those requirements and it’s all coming together.

Mark Zgutowicz — Piper Jaffray - Analyst

Okay, great. And then I just had a couple final questions on AOB. I’m just curious, did you anticipate it being down sequentially in Q4? I’m just curious how that compared to last year’s trend on a sequential basis in Q4 just given obviously the holiday impact.

Tom Adams - Rosetta Stone Inc. - President, CEO

So I think what you’re looking at is at the highest level. If you look on our press release, I believe, it does give more detail and, in short, if you look at the DTC environment which would be on our website and — sorry, on our direct channels kiosk website, the call centers, we actually have 28% — sorry, we have 7% increase in AOV which is pretty high and very strong and I think that part of it has been that the mix has changed and we’re getting more orders from retailers and the retailers have a bigger sort of — obviously they have their discount that they buy at, so it’s more of a mix change.

Brian Helman - Rosetta Stone Inc. - CFO

Mark, let me say this. Definitely seasonality within the business in the fourth quarter. There is Level One’s represent a greater percentage of the mix just due to the holiday season and gift giving which seasonally has produced a sequential decline in average order value for us. That was somewhat offset by our [F5] units. Last year if you compare this to the fourth quarter of last year, the comparison say little bit skewed because in the fourth quarter of last year we eliminated our lowest price point product which was our three-month online subscription and that kind of artificially inflated the average order value but, as Tom said, if we account for, that if we kind of back that out, it was up significantly.

Mark Zgutowicz — Piper Jaffray - Analyst

Okay, great. Then just one quick final one. Are there any sort of one-time initial stocking or stocking in any of the — in the March quarter or in any quarter that we should anticipate that might cause an abnormal uptick on the units?

Tom Adams - Rosetta Stone Inc. - President, CEO

You mean in the quarter going forward or in the —

Mark Zgutowicz — Piper Jaffray - Analyst

Yes, going forward.

Tom Adams - Rosetta Stone Inc. - President, CEO

Obviously if we do develop new relationships with new partners, then we will have stocking orders and I think in Q2/Q3 time frame you will see a changeout of inventory as people sort of move Version 3 back to us and we move new Version 4 TOTALe today.

Mark Zgutowicz — Piper Jaffray - Analyst

Okay. Fair enough. Thanks very much.

Tom Adams - Rosetta Stone Inc. - President, CEO

Thank you.

Operator

And we’ll move on to Ross MacMillan with Jefferies.

Ross MacMillan - Jefferies - Analyst

Thanks a lot. A couple tactical ones first. Just when I look at the sequential decline in sales and marketing and R&D, Brian, can you maybe just talk to that, first of all, and then I have a few more questions on the new offerings? Thanks.

Brian Helman - Rosetta Stone Inc. - CFO

First, Ross, with regards to research and development, I think as we had said before, there were some expenses really confined to the third quarter predominantly related to the development of our next four Version 5 — or five level set languages as those projects finished, we did see a sequential decline in research and development. As I said, we do expect that that will continue to ramp throughout this year as we are and have been expanding and building our development team. With regards to sales and marketing, I think that it’s really a testament to the marketing efficiency that we’ve had. Specifically, I think in the third quarter we did point out just some anomaly within the third quarter numbers with regard to Internet spending, but we had very strong returns across our media channels in the fourth quarter. We were able to scale internationally and significantly increase our media returns internationally really, really driving the greatest leverage that we’ve seen to date.

Ross MacMillan - Jefferies - Analyst

Great. Thanks. Tom, maybe just on the new offering. Can you help us understand how the subscription elements work from the standpoint of the consumer and I guess specifically with each level or group of levels are those effectively bundled in the price and I get a set subscription period and then it’s up to me as to whether I renew that? Is that the way it works?

Tom Adams - Rosetta Stone Inc. - President, CEO

Yes. You got it and so let me just state back what I think I heard to make sure that I heard you right. So we’ll not change really the breakout of the pricing mix and how different price points relate to different levels. There will be a slight increase in prices to sort of recognize some of the greater value being provided but, in short, to give you an example, a Level One might carry a three-month subscription and our data which suggest that people would be able to go through a lot of the Level One socialization experience within a time frame like that, but then in the actual product the way it would play would be that if you wanted to extend and have more opportunity to practice with native speakers, then you could do that by just saying sort of add more time or by the way, if you wanted to add another level, you could go in the application and also just say I want to add another level and that would take you to our store to transact. So it’s very integrated and really very user friendly has been the sort of principal that we’ve been holding ourselves to.

Ross MacMillan - Jefferies - Analyst

And just so I’m clear, you go to starter version product that will be out at a slightly lower price point than what you offer today and then over and above that you have then a lower priced offering that sits on a mobile device like an iPhone or an iPod Touch.

Tom Adams - Rosetta Stone Inc. - President, CEO

Right.

Ross MacMillan - Jefferies - Analyst

And then — sorry. That makes sense.

Tom Adams - Rosetta Stone Inc. - President, CEO

One of the powerful things with this Version 4 TOTALe is that we know what you’re doing at any time when you’re online. So we have success agents and so on that can reach out to you and encourage you and some of that obviously could be done at times when you could be going to a new level and so there’s a sort of whole new configuration of our relationship with our customer.

Ross MacMillan - Jefferies - Analyst

And then last one just for Brian, when I think about the operating EBITDA, how should I think about that relative to cash flow from operations? Are they going to be quite similar numbers and move directionally in the same growth rate?

Brian Helman - Rosetta Stone Inc. - CFO

I would say directionally speaking yes, that’s correct. However, there may be some short-term changes in working capital, but if you were to look at it on an annual basis or over time, yes, they would be the same.

Ross MacMillan - Jefferies - Analyst Great.

Thank you.

Operator

Next we’ll hear from Blair Mlnaric with Robert Baird.

Blair Mlnaric —Robert Baird - Analyst

Hi, thank you. If I could kind of follow up on Suzi’s question from earlier just touching on the performance in the quarter. Any spending remotely pushed out and can you talk about the leverage? You said it was the highest you’ve ever experienced in sales and marketing. Kind of excluding the incremental spend for TOTALe coming up this year, would you have expected similar leverage going forward?

Tom Adams - Rosetta Stone Inc. - President, CEO

So I mean I think that at Rosetta Stone when we’re approaching our development, it’s much more project driven in terms of our R&D costs and so on. I think all of our projects are pretty much on track with what we expected and I think we obviously have had great cost control and so on and people are being vigilant. I think that the sort of bigger picture here is that clearly we’re executing well. Our advertising is getting great returns. Very strong demand for our products and I think it puts us just in a fantastic position to undertake some larger transitions that are going to make the business much stronger.

Blair Mlnaric —Robert Baird - Analyst

Great. And then with the — Brian, I believe, just to confirm you said that R&D is expected to be on the increase throughout 2010. Was that just on a dollar basis sequentially through the year or are you expecting that to get higher on a percentage basis year over year every quarter?

Brian Helman - Rosetta Stone Inc. - CFO

Yes. I was referring to just sequential growth throughout the year.

Blair Mlnaric —Robert Baird - Analyst

Sure. And then, I’m sorry if I didn’t catch this either, but the additional $2 million in litigation expenses that does not fall in the first quarter, is that in the second quarter or did you break out the quarters that will be falling in?

Brian Helman - Rosetta Stone Inc. - CFO

The trial is scheduled for May, so those litigation expenses are expected for the second quarter, yes.

Blair Mlnaric —Robert Baird - Analyst

Okay. Great. And that’s all. I’ll pass it over from here. Thank you.

Operator

And from Matt Kempler from Sidoti & Company .

Matt Kempler — Sidoti & Company - Analyst

Good afternoon. A couple quick things. The first thing we talked about the investments the Company is making in international and Version 4 product. Can you talk about on the institutional side kind of what the plans are for 2010?

Tom Adams - Rosetta Stone Inc. - President, CEO

Yes. So we’re very excited about institutional for this year. We tried — communication but actually there’s a lot going on there including initial adoptions of TOTALe and we’re actually seeing extremely strong interest in corporate and government and not-for-profit in the TOTALe solution. I think also higher ed is very interested. As I mentioned on the last quarterly call, the institutional sales force has been sort of reorganized and is galvanized to execute much more professionally than I think they’ve been managed in the past. So the team is doing an excellent job. We have a strong pipeline and we expect them to continue executing, especially given that this TOTALe offering is going to allow them to get the higher order value for every user. That’s additional upside for us.

Matt Kempler — Sidoti & Company - Analyst

Okay. And where did we end the year in terms of sales headcount and do you expect growth in that in 2010?

Tom Adams - Rosetta Stone Inc. - President, CEO

Okay. So I think on headcount I’m just checking with one of my guys here. You guys have the headcount?

Brian Helman - Rosetta Stone Inc. - CFO

Total headcount was approximately 1,600.

Tom Adams - Rosetta Stone Inc. - President, CEO

For the Company, but are you asking for institutions or the Company?

Matt Kempler — Sidoti & Company - Analyst

Institutional reps.

Tom Adams - Rosetta Stone Inc. - President, CEO

Institutional reps. I believe —

Brian Helman - Rosetta Stone Inc. - CFO

Total headcount in institutional reps is approximately 70.

Matt Kempler — Sidoti & Company - Analyst

Do you plan to grow that in 2010 or do you think you have sufficient scale there?

Tom Adams - Rosetta Stone Inc. - President, CEO

No. We will be growing that.

Brian Helman - Rosetta Stone Inc. - CFO

Yes.

Matt Kempler — Sidoti & Company - Analyst

Okay. And then would you mind discussing on the new versions that were introduced the Level One to five bundles first of all just Level One to five bundles in general, are they holding up in terms of being the highest unit type sort of volumes in the respective languages and what did you see with the new languages that were introduced and will there be any others?

Brian Helman - Rosetta Stone Inc. - CFO

So Level One to five bundles were strong performers. I think as I said earlier, seasonally we see more Level Ones in the fourth quarter than we do in any other quarter of the year, but our level fives and for the new languages, our five-level sets continue to be very strong performing products for us.

Matt Kempler — Sidoti & Company - Analyst

Okay. Will there be any other languages that you plan to introduce for those levels this year?

Tom Adams - Rosetta Stone Inc. - President, CEO

We’re not really planning to.

Matt Kempler — Sidoti & Company - Analyst

Okay. And then finally on the international side, will you be entering new markets at all in 2010 or is the focus strictly the existing markets that the Company is in right now?

Tom Adams - Rosetta Stone Inc. - President, CEO

Yes, we have not provided any sort of guidance. We’re not in a position to provide guidance on that yet.

Matt Kempler — Sidoti & Company - Analyst
Okay.Thank you.

Operator

We’ll take our next question from Jack Hain, Barrington Research.

Jack Hain - Barrington Research - Analyst

Hi, guys, just a quick followup on the institutional side. I think it was in the third quarter you got a bit of lift from the institutional business from AARA stimulus funding, specifically in education related to technology enabled education products. With that said any thoughts on possible reauthorization of that sort of funding and do you view this new race to the top program that the Obama Administration has placed in place as a headwind or a tailwind?

Tom Adams - Rosetta Stone Inc. - President, CEO

That’s a tailwind, so that’s very positive for us. We are a very appreciated product in schools and markets like that where there’s concern about DSL. We’re really by far and away the number one technology enabled solution and that’s because teachers really appreciate us and we’re not bigger than we are in that market partly because of funding. So more funding is just good news. Yes, and so we’re very positive and bullish about the institutional market opportunity for this year.

Jack Hain - Barrington Research - Analyst

So you then do think the domestic K through 12 market holds some opportunity for you?

Tom Adams - Rosetta Stone Inc. - President, CEO

Yes, we do.

Jack Hain - Barrington Research - Analyst

Thank you.

Operator

And [Matthew Weinfield] with Oppenheimer has your next question. Your line is open.

Matthew Weinfield - Oppenheimer - Analyst

Hi. Sorry about that. Is there any published research on potential growth of domestic demand for foreign language software like you provide just empirically on the organic growth of the industry per se?

Tom Adams - Rosetta Stone Inc. - President, CEO

So I do not believe there is a reliable sort of source beyond any sort of research that we’ve commissioned. Nielsen did their study in 2007 and we have those results. We actually commissioned a new study just recently. There are more people learning languages in 2009 than there were in 2007. That’s very positive for us. It’s especially positive because we have a new version and I think it will create a lot of excitement in the marketplace.

Matthew Weinfield - Oppenheimer - Analyst

I appreciate it. And just a quick follow-up. With your new Version 4 coming out, traditional retailers, Barnes & Noble, Best Buy and such that have stock of Version 3 and I know you had mentioned maybe some cost the associated with that, what happens with the transition and with your partners in the retail channel?

Tom Adams - Rosetta Stone Inc. - President, CEO

So that’s being worked out with them and we’re expecting that to be a smooth process. We’re a very profitable and successful relationship for them. So, I’m sorry, but I think we have to sort of finish it there.

Matthew Weinfield - Oppenheimer - Analyst

Thank you.